Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-246231 and No. 333-170857 and No. 333-30639) on Form S-8 and in Registration Statements (No. 333-252662 and No. 333-224229) on Form S-3 of INDUS Realty Trust, Inc. (formerly known as Griffin Industrial Realty, Inc.) of our report dated February 18, 2021, relating to the consolidated financial statements and the financial statement schedules of INDUS Realty Trust, Inc., appearing in this Annual Report on Form 10-K of INDUS Realty Trust, Inc. for the year ended November 30, 2020.

/s/ RSM US LLP

New Haven, Connecticut

February 18, 2021